Exhibit 3.5
SECOND AMENDMENT
TO THE
SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3
          THIS SECOND AMENDMENT TO THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3 (this “Amendment”) is entered into effective as of the 23rd day of October, 1990, by and between ConCap Equities, Inc., a Delaware corporation (“ConCap”), and the Limited Partners (herein so called).
          WHEREAS, CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, a California limited partnership (the “Partnership”), exits pursuant to that certain SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT dated as of July l5, 1985 (the “Partnership Agreement”); unless otherwise defined herein, terms used herein with their initial letters capitalized shall have the same meanings given such terms in the Partnership Agreement;
          WHEREAS, pursuant to an Information Statement and Solicitation of Limited Partners dated August 10, 1990 (the “Proxy Statement”), Consolidated Capital Equities Corporation, a Colorado corporation (“CCEC”), obtained consents of the requisite percentage-in-interest of the Limited Partners (i.e., Limited Partners holding greater than fifty percent (50%) of the Units) necessary for CCEC to assume the Partnership Agreement pursuant to Section 365 of the United States Bankruptcy Code and to assign its partnership interest to ConCap, to elect ConCap as a successor General Partner to continue the Partnership business, and to amend the Partnership Agreement;
          WHEREAS, the Partnership Agreement has previously been amended by that certain FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3 dated as of October 23, 1990 (the “First Amendment”), pursuant to which, among other things, ConCap was admitted to the Partnership as the sole managing General Partner of the Partnership and CCEC ceased to be a Partner in the Partnership;
          WHEREAS, CCEC and ConCap, in connection with the assignment of CCEC’s interest in the Partnership to ConCap (the “Assigned Interest”) executed that certain ASSIGNMENT AND ASSUMPTION AGREEMENT (CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3) as of October 23, 1990 (the “Assignment Agreement”), pursuant to which (i) the Assigned Interest was received by ConCap free and clear of all liens, pledges, mortgages, security interests, charges, adverse claims, interests, or other encumbrances of any kind, nature or description whatsoever (collectively, “Liabilities”), and (ii) CCEC agreed to remain liable for all liabilities and obligations that arose or were incurred prior to October 23, 1990 (“Past Obligations”);
          WHEREAS, to clarify that the Assigned Interest was received by ConCap free and clear of all Liabilities and that CCEC remained liable for all Past Obligations following its transfer of the Assigned Interest to ConCap, it is necessary to amend the Partnership Agreement, as heretofore amended, in the manner provided herein.
          NOW, THEREFORE, in consideration of the premises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereby agree as follows:
     1. Section 9.02 of the Partnership Agreement is hereby amended by adding a new subsection (f), which shall provide as follows:
     “(f) For purposes of determining the obligation of ConCap Equities, Inc. (‘ConCap’), as the General Partner, to make any contribution to the Partnership required pursuant to Section 9.02(d) above, it is hereby acknowledged and agreed that ConCap shall not have any liability whatsoever to make capital contributions to the Partnership under Section 9.02(d) except to the extent that the deficit balance in the capital account of the General Partner (as determined pursuant to Articles IV and IX) upon the liquidation of the Partnership exceeds the sum of (1) the negative balance that existed in the capital account of CCEC as of the date (the ‘Effective Date’) on which CCEC assigned its interest in the Partnership to ConCap (the ‘Existing Negative Balance’) plus (2) the General Partner’s share (as determined pursuant to subparagraph (ii) below) of the organization and syndication costs (‘Section 709 Costs’) incurred by the Partnership prior to the Effective Date, but only to the extent that the General Partner’s capital account was not decreased by its share of such costs prior to the Effective Date (the amount in (2) being herein called the ‘Section 709 Amount’ and the sum of (1) and (2) being herein called the ‘CCEC Maximum Amount’). In connection with and to give effect to the foregoing, it is hereby agreed that, as of the Effective Date, the following accounting entries shall be made to give effect to the foregoing provisions of this Section 9.02(f), the provisions of that certain Assignment and Assumption Agreement (Consolidated Capital Institutional Properties/3) entered into as of October 23, 1990, between CCEC and ConCap, and that certain Information Statement and Solicitation of Limited Partners dated August 10, 1990:
     (i) As of the Effective Date, CCEC shall be deemed to have a continuing obligation to pay to the Partnership, upon the liquidation of the Partnership, an amount of cash equal to the lesser of (A) the CCEC Maximum Amount or (B) the deficit balance that exists in the capital account of the General Partner upon the liquidation of the Partnership (determined from the inception of the Partnership as though there were a single General Partner throughout the term of the Partnership).
     (ii) To determine the CCEC Maximum Amount, ConCap has determined, in good faith, that the Section 709 Amount equals $112,985.00. Such determination was made on the assumption that, as of the Effective Date, the Partnership had $11,298,469.00 of Section 709 Costs that had not yet been amortized or deducted and that the General Partner’s (and thus CCEC’s) share thereof was $112,985.00.
     (iii) ConCap’s obligation pursuant to Section 9.02(d) above shall be limited to the negative balance in its capital account, as determined pursuant to this Section 9.02(f)(iii). The purpose of this Section 9.02(f)(iii) is to ensure that (A) ConCap’s capital account is not decreased by (and does not in any way reflect) any Section 709 Costs incurred prior to the Effective Date and (B) ConCap’s obligation to make a capital contribution under Section 9.02(d) is limited to its share of losses incurred after the Effective Date. Therefore, without limiting the foregoing provisions of this Section 9.02(f) and without limiting CCEC’s obligation to make a payment to the Partnership pursuant to Section 9.02(f)(i) above, and notwithstanding any provision herein to the contrary regarding the measurement of capital accounts, as of the Effective Date, ConCap’s capital account shall be zero. ConCap’s capital account shall, from and after the Effective Date, be increased by all capital contributions made by it to the Partnership and by all amounts of Net Profits (and other items of income) allocated to it under Article III above (or elsewhere in this Agreement in its capacity as a Partner) and shall be decreased by all amounts of Net Losses (and other items of loss and deduction) allocated to ConCap under Article III above (except to the extent such losses are attributable to Section 709 Costs which were incurred prior to the Effective Date) and by all amounts of Distributable Cash from Operations and Surplus Funds that are distributed to ConCap pursuant to Article III above (except to the extent any such distribution is deemed received by ConCap in a capacity other than as a Partner). The capital account adjustments made by this Section 9.02(f)(iii) are not intended to have any effect on the manner in which the Partnership allocates Net Profits or Net Losses or the manner in which Distributable Cash from Operations or Surplus Funds are to be distributed to the Partners; rather, the sole effect of these adjustments is upon the manner in which ConCap’s obligation to make capital contributions pursuant to Section 9.02(d) upon the liquidation of the Partnership is to be measured and determined. To the extent necessary to give effect to this Section 9.02(f)(iii), all deductions and losses of the Partnership that are attributable to Section 709 Costs shall be separately allocated to the Partners, such allocations to be made 99% to the Limited Partners and 1% to the General Partner, with CCEC having the liability to pay to the Partnership that portion of the deficit balance in the General Partner’s capital account that is attributable to such costs, as described in Section 9.02(f)(i) above.”
     2. The Partnership Agreement is hereby amended in all other respects, if any, necessary to conform with the amendments set forth in this Amendment. In the event any conflict or apparent conflict between any of the provisions of the Partnership Agreement as amended by this Amendment, such conflicting provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment. Except as amended hereby, the Partnership Agreement, as amended by the First Amendment, shall continue, unmodified, and in full force and effect.
     3. THIS AMENDMENT SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.
     4. This Amendment may be executed in multiple counter parts, each of which shall be deemed an original and all of which shall constitute one document.
          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

“CONCAP”: CONCAP EQUITIES, INC., a Delaware corporation
By:	/s/ John A. Doyle
John A. Doyle, Vice President

“THE LIMITED PARTNERS”:
By:	/s/ John A. Doyle
John A. Doyle, Vice President, of ConCap
Equities, Inc., agent and attorney-in-fact for each Limited Partner of the Partnership

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